UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 6, 2008

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement; Item 3.02 Unregistered Sales of Equity Securities.

Master Transaction Agreement

On October 6, 2008, Advanced Micro Devices, Inc. (the “Company”) entered into a Master Transaction Agreement (the “Master Transaction Agreement”) with Advanced Technology Investment Company LLC, a limited liability company established under the laws of the Emirate of Abu Dhabi and wholly owned by the Government of the Emirate of Abu Dhabi (“Oyster”), and West Coast Hitech L.P., an exempted limited partnership organized under the laws of the Cayman Islands (“Pearl”), acting through its general partner, West Coast Hitech G.P., Ltd., a corporation organized under the laws of the Cayman Islands, pursuant to which Oyster and the Company will form a manufacturing joint venture, Foundry Company, an exempted company to be incorporated under the laws of the Cayman Islands (“The Foundry Company”). The Foundry Company will manufacture semiconductor products and will provide certain foundry services to the Company and in the future to other third-party customers.

Pursuant to the Master Transaction Agreement, the Company will contribute certain assets and liabilities to The Foundry Company, including, among other things, shares of the groups of German subsidiaries owning Fab 30/38 and Fab 36, certain manufacturing assets, owned real property, tangible personal property, employees, inventories, books and records, a portion of the Company’s patent portfolio and intellectual property and technology, rights under certain material contracts and authorizations necessary for The Foundry Company to carry on its business, in exchange for Foundry Company securities, consisting of one Class A Ordinary Share, 1,680,355 Class A Preferred Shares and 700,000 Class B Preferred Shares, and the assumption of certain liabilities by The Foundry Company. Oyster will contribute approximately $1.4 billion of cash to The Foundry Company in exchange for Foundry Company securities, consisting of one Class A Ordinary Share, 336,071 Class A Preferred Shares, 644,284 Class B Preferred Shares, $83,929,000 aggregate principal amount of Class A Subordinated Convertible Notes and $335,716,000 aggregate principal amount of Class B Subordinated Convertible Notes, and will transfer $0.7 billion of cash to the Company in exchange for the transfer by the Company of 700,000 Class B Preferred Shares of The Foundry Company to Oyster. In addition, the Company will issue to Pearl, for an aggregate purchase price of approximately $314 million, 58 million shares of the Company’s common stock (the “Shares”) and warrants to purchase 30 million shares of the Company’s common stock (the “Warrants”) at an exercise price of $0.01 per share. The Warrants will be exercisable after the earlier of (i) public ground-breaking of Fab 4X in New York and (ii) 24 months from the date of issuance, and the Warrants will have a ten-year term. The transactions contemplated by the Master Transaction Agreement are collectively referred to herein as the “Transactions.” Immediately following the closing of the Transactions (the “Closing”), The Foundry Company will have only the Company and Oyster as stockholders, each of which at the Closing will have equal voting rights, and The Foundry Company will be owned 44.4 percent by the Company and 55.6 percent by Oyster on a fully converted to common basis. Oyster’s economic ownership will increase over time based on the differences in securities held by the Company and Oyster, and depending on whether the Company elects to invest proportionately with Oyster in future Foundry Company capital infusions. As part of the Transactions, The Foundry Company will assume approximately $1.2 billion of the Company’s debt.

The Master Transaction Agreement includes representations, warranties and covenants, as well as covenants restricting the Company from taking certain corporate actions in between signing of the Master Transaction Agreement and the Closing and prohibiting the Company from soliciting any other proposal or entering into any other agreement with a third party relating to an alternative transaction or a change of control of the Company. Subject to certain exceptions and limitations, the Company has agreed to indemnify Oyster and Pearl for breaches of representations, warranties and covenants and other specified matters. The Company’s liability for breaches of representations or warranties is capped at $700 million (and there is no indemnification if aggregate indemnifiable damages are less than $21 million).

Consummation of the Transactions is subject to the satisfaction or waiver of certain closing conditions, including, among other matters: (i) the absence of breaches of representations, warranties or covenants that would result in a material adverse effect on the Company or The Foundry Company; (ii) receipt of material consents; (iii) receipt of certain government approvals, including HSR antitrust approval from the United States and merger control clearances from certain foreign regulatory authorities; (iv) the absence of proceedings or litigation that would result in a material adverse effect on the Company; (v) the absence of a change of control event of the Company; (vi) approval from the Company’s stockholders under the rules and regulations of the New York Stock Exchange of the issuance of the Shares, the Warrants and the shares issuable upon exercise of the Warrants; (vii) the economic incentives and subsidies currently made available to the Company and its subsidiaries by governmental authorities in the State of New York remaining available to The Foundry Company and its subsidiaries without financial penalty or change that would be materially adverse to The Foundry Company and its subsidiaries and no governmental authority having notified any party that such governmental authority intends to seek to terminate the availability of such economic incentives and subsidies related to the Company’s proposed fab project located in Saratoga County, New York; (viii) receipt of notice from the Committee on Foreign Investment in the United States (“CFIUS”) to the effect that a review or investigation of the Transactions has been concluded and that a determination has been made that there are no unresolved U.S. national security concerns, or the lack of action by the President of the United States to block or prevent the consummation of the Transactions under Exon-Florio, with the applicable time period for the President to take such action having expired; and (ix) the appointment of a Pearl nominee to the Company’s board of directors.

The Master Transaction Agreement may be terminated at any time prior to Closing: (i) by either Oyster or Pearl in the event that (A) a material adverse effect on the Company or The Foundry Company occurs, (B) a breach of a representation or warranty of the Company is likely to cause a material adverse effect, (C) the Company has not complied with the covenants contained in the Master Transaction Agreement in such a way that it results in a material adverse effect on the Company or (D) if the Company is involved in a liquidation, bankruptcy or insolvency proceeding; (ii) by any of the parties if Closing has not occurred by March 7, 2009 or if any governmental authority has issued a final and nonappealable order to restrain, enjoin or render illegal the Transactions; (iii) by Oyster or Pearl upon a change of control of the Company; or (iv) by the mutual consent of the parties. In addition, the Master Transaction Agreement may be terminated by Oyster or Pearl if representatives of the U.S. Department of the Treasury and/or any other lead agency designated by CFIUS for the Transactions (at least one of whom serves at the rank of Deputy Assistant Secretary or higher), acting on behalf of CFIUS, inform the parties either that CFIUS will refer the transaction to the President of the United States for decision, or that the CFIUS clearance would be conditioned upon certain types of mitigation agreements with CFIUS.

The Master Transaction Agreement also contemplates that the Company, Oyster and The Foundry Company will enter into a Shareholders’ Agreement (the “Shareholders’ Agreement”), a Funding Agreement (the “Funding Agreement”), a Wafer Supply Agreement (the “Wafer Supply Agreement”) and other ancillary transaction agreements.

Shareholders’ Agreement

The Shareholders’ Agreement will set forth the rights and obligations of the Company and Oyster as shareholders of The Foundry Company. The initial Foundry Company board of directors (the “Foundry Company Board”) will consist of eight directors, and the Company and Oyster will each be entitled to designate four directors for nomination. The number of directors a Foundry Company shareholder may designate may decrease in the future according to the percentage of The Foundry Company shares its owns on a fully diluted basis. Doug Grose will be the initial Foundry Company Chief Executive Officer, and Oyster will designate the initial Foundry Company Chief Financial Officer. Hector de J. Ruiz will not be a director of The Foundry Company but will serve as Chairman of the Foundry Company Board.

Pursuant to the Shareholders’ Agreement, The Foundry Company will not be allowed to take certain corporate actions without unanimous Foundry Company Board approval, including, among other things: (i) entering into any transaction resulting in a change of control of The Foundry Company or any sale of all or substantially all of the assets of The Foundry Company and its subsidiaries; (ii) approving any annual business plan or any material amendment, modification or revision of any annual business plan; (iii) authorizing, issuing, selling, acquiring, converting, repurchasing or redeeming any Foundry Company shares or other equity interest not reflected in the annual business plan, its Articles of Association or any incentive plan; (iv) making certain capital expenditures; (v) incurring indebtedness over a specified level; and (vi) prosecuting, commencing or settling litigation over a certain threshold amount. The Shareholders’ Agreement will also set forth procedures by which any deadlock with respect to matters requiring The Foundry Company Board approval are to be resolved, which allows a shareholder to break specified Foundry Company Board deadlocks if it owns more than 75% or 90% of The Foundry Company shares on a fully diluted basis.

The Shareholders’ Agreement will restrict the ability of each shareholder to sell any Foundry Company securities, subject to certain exceptions, including the sale of specified percentages of a shareholder’s fully diluted shares of The Foundry Company in the event of a Foundry Company initial public offering. In the event of a change of control of the Company without Oyster’s prior written consent, among other things, all transfer restrictions with respect to Foundry Company securities held by Oyster will cease and Oyster will have the right to require any acquirer of the Company to guarantee all of the Company’s obligations under the transaction documents. If a change of control of the Company occurs within two years of Closing, Oyster will have the right to put any or all of the Foundry Company securities held (valued at their fair market value) by Oyster and its permitted transferees to the Company in exchange for cash, or if a change of control of the Company occurs after a specified event, Oyster will have the option to purchase in cash any or all of The Foundry Company securities (valued at their fair market value) held by the Company and its permitted transferees.

The Shareholders’ Agreement may be terminated upon (i) dissolution of The Foundry Company, (ii) written agreement by all parties possessing rights under the Shareholders’ Agreement, (iii) at the election of a shareholder upon a bankruptcy event of the other shareholder, or (iv) for any shareholder, at such time a shareholder ceases to own any Foundry Company securities.

Funding Agreement

The Funding Agreement will provide for the future funding of The Foundry Company and will govern the terms and conditions under which Oyster is obligated to provide such funding. Pursuant to the Funding Agreement, Oyster will commit to additional equity funding of a minimum of $3.6 billion and up to $6.0 billion over the next five years. The Company has the right, but not the obligation, to provide additional future capital to the Foundry Company in an amount pro-rata to the Company’s interest in the fully converted common stock of The Foundry Company.

At each equity funding, the equity securities to be issued by The Foundry Company will consist of 20% of Class A Preferred Shares and 80% of Class B Preferred Shares. The aggregate amount of equity funding to be provided by the shareholders in any fiscal year depends on the time period of such funding (Phase I, II or III) and the amounts set forth in the five-year capital plan of The Foundry Company. The Phases are defined as follows:

•	Phase I: the period commencing on the date of the Funding Agreement and ending on the last day of the fiscal year ending in 2010.

•	Phase II: the period commencing on the first day of the fiscal year ending in 2011 and ending on the last day of the fiscal year ending in 2013.

•	Phase III: the period commencing on the first day of the fiscal year ending in 2014 and ending on the date the Funding Agreement is terminated pursuant to the terms thereof.

The Foundry Company is required to obtain specified third-party debt in any given fiscal year, as set forth in the five-year capital plan. To the extent that The Foundry Company obtains more than the specified amount of third-party debt, Oyster is able to reduce its funding commitment accordingly. To the extent that The Foundry Company is not able to obtain the full amount of third-party debt, Oyster is not obligated to make up the difference. To the extent the Company chooses not to participate in an equity financing of The Foundry Company, Oyster is obligated to purchase such Foundry Company securities in such equity financing, subject to Oyster’s funding commitments under the Funding Agreement.

Oyster’s obligations to provide funding are subject to certain conditions, including the accuracy of The Foundry Company’s representations and warranties in the Funding Agreement, the absence of a material adverse effect on The Foundry Company or the Company and the absence of a material breach or default by The Foundry Company or the Company under the provisions of any transaction document. There are additional funding conditions for each of the Phases.

The Funding Agreement will terminate upon the termination of a transition period beginning on the date of notice of Oyster’s election to have The Foundry Company enter into such a period if certain terms and conditions contained in the Funding Agreement are satisfied and ending on the later of (A) 12 months after such date and (B) the last day of the fiscal year ending in 2013.

Wafer Supply Agreement

The Wafer Supply Agreement will govern the terms by which the Company will purchase products manufactured by The Foundry Company. Pursuant to the Wafer Supply Agreement, the Company will, subject to limited exceptions, purchase all of its microprocessor unit (“MPU”) product requirements from The Foundry Company. If the Company acquires a third-party business that manufactures MPU products, the Company will have up to two years to transition the manufacture of such MPU products to The Foundry Company. In addition, once The Foundry Company establishes a 32nm-qualified process, the Company will purchase from Foundry Company sales entities, where competitive, specified percentages of its graphics processor unit (“GPU”) requirements at all process nodes, which percentage will increase linearly over a five-year period. At the Company’s request, The Foundry Company will also provide sort services to the Company on a product-by-product basis.

The Company will provide The Foundry Company with product forecasts of its MPU and GPU product requirements. The price for MPU products is related to the percentage of the Company’s MPU-specific total cost of goods sold. The price for GPU products will be determined by the parties when The Foundry Company is able to begin manufacturing GPU products for the Company.

The Wafer Supply Agreement will be in effect no longer than 15 years after the Closing. The Wafer Supply Agreement may also be terminated if and when a business plan deadlock exists and Oyster elects to enter into a transition period pursuant to the Funding Agreement. The Foundry Company will agree to use commercially reasonable efforts to assist the Company to transition the supply of products to another provider, and continue to fulfill purchase orders for up to two years following the termination or expiration of the Wafer Supply Agreement. During such transition period, pricing for MPU products will remain as set forth in the Wafer Supply Agreement, but the Company’s purchase commitments to The Foundry Company will no longer apply.

The foregoing summaries of the Master Transaction Agreement, Shareholders’ Agreement, Funding Agreement and the Wafer Supply Agreement are qualified in their entirety by reference to the Master Transaction Agreement, Shareholders’ Agreement, Funding Agreement and the Wafer Supply Agreement, which will be filed in a future SEC filing. The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Shareholders’ Agreement, Funding Agreement and the Wafer Supply Agreement. The omitted material will be included in the request for confidential treatment.

Indemnity Agreement

On October 6, 2008, the Company’s board of directors (the “Board”) approved a revised indemnity agreement (the “Indemnity Agreement”) to be entered into with directors, officers and key employees determined by the Board. The Indemnity Agreement will supersede and replace the indemnity agreement that the Company has previously entered into with its directors and officers.

The Indemnity Agreement requires the Company, among other things, to indemnify and hold harmless each indemnitee to the fullest extent permitted by law for certain expenses incurred in a proceeding arising out of indemnitee’s service to the Company if such indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The Indemnity Agreement also provides for the advancement of such expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company. The foregoing description of the Indemnity Agreement is qualified in its entirety by reference to the form of Indemnity Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Transactions, on October 6, 2008, the Company signed, on behalf of The Foundry Company, an employment agreement between the Company and Dr. Hector de J. Ruiz (the “Employment Agreement”), pursuant to which Dr. Ruiz will serve as non-voting Chairman of the Foundry Company Board, to be effective upon the Closing. The term of the Employment Agreement is for two years, commencing on the Closing (the “Term”). In the event that the Closing does not occur pursuant to the terms of the Master Transaction Agreement, the Employment Agreement will be automatically null and void.

Under the Employment Agreement, Dr. Ruiz’ base salary at The Foundry Company will be $1,150,000 per year and during the Term, Dr. Ruiz will be eligible for a target annual bonus opportunity of 200% of his base salary, with a maximum annual bonus opportunity at 400% of his base salary, subject to achievement of applicable performance goals established by the Foundry Company Board in consultation with Dr. Ruiz. In the event that Dr. Ruiz’ employment is terminated by The Foundry Company without Cause (as defined in the Employment Agreement) or Dr. Ruiz resigns for Good Reason (as defined in the Employment Agreement), The Foundry

Company will pay to Dr. Ruiz, subject to his compliance with non-competition and non-solicitation provisions and execution of a release of claims, an amount equal to his base salary and the target annual bonuses remaining payable to Dr. Ruiz for the remainder of the Term, payable in a lump sum. If Dr. Ruiz’ employment is terminated due to disability or death, Dr. Ruiz or his beneficiaries, as applicable, are eligible to receive the amounts described above; provided that no release of claims is required to be executed in the event that Dr. Ruiz’ employment is terminated due to death.

The Board also approved a transaction bonus payable by the Company to Dr. Ruiz in cash equal to $3,000,000 (subject to applicable withholdings), to be paid on the Closing, subject to (i) Dr. Ruiz’ continued employment with the Company through the Closing, (ii) Dr. Ruiz’ separation from service with the Company at the Closing and (iii) Dr. Ruiz assuming the position of Chairman of the Foundry Company Board on the Closing.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement attached hereto as Exhibit 10.2, which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

The information in this Item, including the Exhibit 99.1 attached hereto, is furnished pursuant to Item 7.01 of this Form 8-K. Consequently, it is not deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references this Form 8-K.

On October 7, 2008, the Company announced the creation of The Foundry Company with Oyster and the additional investment in the Company by Pearl in a press release that is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Form of Indemnity Agreement.

10.2	Employment Agreement dated October as of 6, 2008, by and between Advanced Micro Devices, Inc. and Hector de J. Ruiz.

99.1	Press Release dated October 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2008	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Katy Wells
	Name:	Katy Wells
	Title:	Corporate Vice President, Deputy General Counsel and Assistant Secretary

Exhibit Index.

Exhibit No.	Description

10.1	Form of Indemnity Agreement.

10.2	Employment Agreement dated as of October 6, 2008, by and between Advanced Micro Devices, Inc. and Hector de J. Ruiz.

99.1	Press Release dated October 7, 2008.